Exhibit 99.4
RUFFINO S.R.L. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE
THREE YEARS ENDED DECEMBER 31, 2009
(WITH REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2008)

TABLE OF CONTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

CONSOLIDATED BALANCE SHEET	3

CONSOLIDATED STATEMENT OF OPERATIONS	4

CONSOLIDATED STATEMENT OF CASH FLOWS	5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	6-32

Report of Independent Registered Public Accounting Firm
The Board of Directors
Ruffino S.r.l.:
We have audited the accompanying consolidated balance sheet of Ruffino S.r.l. and subsidiary (the Group) as of December 31, 2008, and the related consolidated statement of operations and consolidated statement of cash flows for the year then ended. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in Italy.
Accounting principles generally accepted in Italy vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in note 18 to the consolidated financial statements.
/s/ KPMG S.p.A.
Milan, Italy
June 26, 2009

CONSOLIDATED BALANCE SHEET

	December 31,
	2009	December 31,
Amounts in Thousands of Euros	(unaudited)	2008

ASSETS
CURRENT ASSETS:
Cash and cash equivalents (note 3)	6,711	4,658
Accounts receivable, less allowance of € 357 in 2009 and € 359 in 2008 for doubtful accounts (note 4)	13,564	13,339
Inventories (note 5)	37,583	38,919
Other current assets (note 6)	7,667	8,645
Deferred tax assets (note 14)	781	1,040

TOTAL CURRENT ASSETS	66,306	66,601

Property, plant and equipment, net (note 7)	11,996	13,171
Intangible fixed assets, net (note 8)	59,391	62,468
Other assets	79	77
Deferred tax assets (note 14)	3,124	3,107

TOTAL ASSETS	140,896	145,424

LIABILITIES AND QUOTAHOLDERS’ EQUITY
CURRENT LIABILITIES:
Unsecured loans payable (note 9)	50,454	52,955
Current maturities of long-term debt (note 9)	7,814	6,746
Current portion of lease obligations (note 9)	434	457
Accounts payable	12,845	14,492
Current portion of taxes payable (note 14)	788	453
Other accrued liabilities (note 10)	2,777	3,406

TOTAL CURRENT LIABILITIES	75,112	78,509

Long-term debt (note 9)	19,213	20,539
Long-term portion of lease obligation (note 9)	180	614
Deferred income taxes (note 14)	422	391
Long-term portion of taxes payable (note 14)	—	46
Other liabilities (notes 11 and 12)	1,946	2,093

TOTAL LIABILITIES	96,873	102,192

QUOTAHOLDERS’ EQUITY:
Quota capital (note 13)	1,439	1,439

Reserves, retained earnings (deficit) and profit (loss) for the year (note 13)	42,584	41,793

TOTAL QUOTAHOLDERS’ EQUITY	44,023	43,232

TOTAL LIABILITIES AND QUOTAHOLDERS’ EQUITY	140,896	145,424

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended December 31,
	2009		2007
Amounts in Thousands of Euros	(unaudited)	2008	(unaudited)

Sales (note 16)	49,056	55,519	59,766

Cost of products sold	27,100	34,528	34,595
Selling, general and administrative expense	17,545	17,764	18,059
Other operating (income) expense	(382)	245	1,201

Total operating expenses	44,263	52,537	53,855

Operating income	4,793	2,982	5,911
Interest income	—	—	551
Interest expense	(2,916)	(4,719)	(4,248)

Income (loss) before income taxes	1,877	(1,737)	2,214

Income taxes	1,086	484	2,210

Net income (loss) for the year	791	(2,221)	4

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2009		2007
Amounts in Thousands of Euros	(unaudited)	2008	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES (A)

Net income (loss) for the year	791	(2,221)	4
Depreciation and amortization	6,241	6,173	6,034
Changes in assets and liabilities:
Decrease (increase) in inventories	1,336	(3,559)	(6,676)
(Increase) decrease in trading account receivables	(224)	(1,064)	2,184
Decrease (increase) in other assets	1,218	(1,373)	(1,208)
Decrease in trading account payables	(1,647)	(11)	(245)
Decrease in accruals and provisions	(115)	(115)	(585)
(Decrease) increase in other liabilities	(324)	110	(536)

Net cash provided by (used in) operating activities	7,276	(2,060)	(1,028)

CASH FLOWS FROM INVESTING ACTIVITIES (B)

Investments in property, plant and equipment	(907)	(2,437)	(2,201)
Investments in intangible fixed assets	(1,167)	(2,365)	(1,870)
Investments in financial fixed assets	—	—	(6)
Cash received from disposals of fixed assets	90	466	15

Net cash used in investing activities	(1,984)	(4,336)	(4,062)

CASH FLOWS FROM FINANCING ACTIVITIES (C)

(Decrease) increase in mid-long term debt	(480)	9,481	(705)
(Decrease) increase in short-term debt	(2,759)	(5,020)	3,471
Dividends	—	(3,000)	(2,275)

Net cash (used in) provided by financing activities	(3,239)	1,461	491

INCREASE (DECREASE) IN CASH (A+B+C)	2,053	(4,935)	(4,599)

Cash and cash equivalents beginning of year	4,658	9,593	14,192

Increase (decrease) in cash (A + B + C)	2,053	(4,935)	(4,599)

CASH AND CASH EQUIVALENTS END OF YEAR	6,711	4,658	9,593

Supplemental disclosures of cash flow information:
Cash paid during the year relating to:
Interest	2,943	4,006	3,685
Income taxes	113	296	4,381
The accompanying notes are an integral part of these consolidated financial statements.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
NOTE 1—FORM AND CONTENT OF THE CONSOLIDATED FINANCIAL STATEMENTS
The consolidated financial statements of Ruffino S.r.l. (“Ruffino” or the “Company”) and its consolidated subsidiary (collectively, the “Group”) are prepared on the basis of the accounts of Ruffino and the financial statements of the individual company consolidated for the periods presented, as approved by their respective Boards of Directors, adjusted, where necessary, to conform with the accounting policies adopted by Ruffino.
The consolidated financial statements and related notes are prepared under the going concern assumption. Refer to note 9 with respect to the new industrial plan and the re-negotiation of the financial debt of the Company.
The accounting policies are consistent with the Italian Civil Code (as amended by Legislative Decree No. 6 dated January 17, 2003 and subsequent amendments and integrations) related to consolidated financial statements interpreted and integrated by the accounting principles established or adopted by the Italian Accounting Profession (collectively, “Italian Accounting Principles”).
Italian Accounting Principles differ in certain material respects from the U.S. generally accepted accounting principles (“U.S. GAAP”). The effects of these differences on quotaholders’ equity as of December 31, 2009, 2008 and 2007 and on the consolidated net income (loss) for the years ended December 31, 2009, 2008 and 2007, respectively, are set forth in note 18.
The consolidated financial statements and related notes are presented in a reclassified format, which differs from Ruffino’s financial statements and disclosures which are prepared in accordance with Italian legal requirements. The format presented does not result in any modification of the portions attributable to Ruffino quotaholders’ equity and net income (loss) as reported on an Italian Accounting Principles basis. All amounts are in thousands of Euro (or “€”), unless otherwise specified.
The quotas of Ruffino as of December 31, 2009 are owned 50.1% by M.P.F. International S.A., 9.9% by World Beverage Company S.A. and 40% by CB International Finance S.A.R.L. No changes in the ownership occurred from prior year. The M.P.F. Internationals S.A. is a company incorporated in Bruxelles and owned by Mauser S.r.l. and Perfect Harmony S.r.l., owned by Marco Folonari family and Paolo Folonari family, respectively.
NOTE 2—ACCOUNTING POLICIES
The principal accounting policies applied by Ruffino according to Italian Accounting Principles, consistently with prior years, are as follows:

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
CONSOLIDATION
The consolidated financial statements of the Group include the accounts of Ruffino and all subsidiaries in which Ruffino holds, directly or indirectly, more than 50% of the voting capital or has dominant influence (effective control) of the entity. The equity method of accounting is used for affiliated companies and other investments in which the Group has significant influence; generally this is represented by a level of voting capital of at least 20% and not more than 50%. The purchase price paid over the fair value of the net assets acquired for affiliates and equity invested is amortized over its useful life. Investments held at a less than 20% level are accounted for at historical cost.
The assets and liabilities of the companies consolidated on a line-by-line basis are included in the consolidated financial statements after eliminating the carrying value of the investments against the related quotaholders’ equity. Differences arising on elimination of the investments against the fair value of the related quotaholders’ equity of the subsidiary at the date of acquisition are treated as follows:
•	if positive, they are recorded as “goodwill” in intangible assets and amortized on a straight-line basis over the estimated period of benefit but not to exceed a period of 20 years; and

•	if negative, they are recorded in quotaholders’ equity as “consolidation reserve,” or, when the amount is due to expectations of unfavorable financial results, to “other liabilities” (consolidation reserve for future risks and charges).
All significant intercompany transactions are eliminated, together with the unrealized intercompany profits included in inventory. Joint ventures are recorded using the equity method of accounting.
CASH AND CASH EQUIVALENTS
Cash and cash equivalents represent highly liquid investments that are readily convertible to cash and have original maturities of ninety days or less.
ACCOUNTS RECEIVABLE AND PAYABLE
Accounts receivable and payable are recorded at their nominal value. Where required, provisions are made to write-down the receivables to their estimated realizable value. Identifiable individual risks are accounted for through appropriate individual valuation adjustments, and general credit risks through general valuation adjustments of receivables. The Group generally does not require collateral for receivables subject to credit risk. Low-interest and non-interest bearing items with more than one year to maturity are not discounted.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
FOREIGN CURRENCY TRANSACTIONS
Monetary assets and liabilities denominated in foreign currencies have been recorded at the exchange rate in effect at the date of the transaction; profits and losses on exchange rates are booked in the statement of operations on the day of collection or payment; assets and liabilities denominated in foreign currencies still outstanding at year-end are remeasured at the prevailing rate at the balance sheet date, and any resulting unrealized gains and losses are recorded in the statement of operations as interest income or interest expense, as appropriate.
INVENTORIES
Inventories are carried at the lower of purchase or production cost and the respective realizable market value. Inventories and cost of products sold are priced using the LIFO method. Work-in-progress and semi-finished products are stated at process cost. The process cost includes cost of raw materials, labor, direct and indirect costs of production, on a percentage-of-completion basis.
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are recorded at purchase or construction cost, including any directly attributable charges, with the exception of revaluations on the basis of Italian laws No. 576/75, 72/83 and 413/91, which are specified in the related footnote disclosure. No voluntary revaluations were performed ex Law No. 342/2000 and no interest expense has been capitalized on the property, plant and equipment.
Depreciation reflects the estimated useful life of the asset. The depreciation rates, which are the same as for the prior financial year, are as follow:

Rates
Property:
Industrial buildings	3%
Plant and machinery:
Installations	10%
Machinery	10%
Industrial and commercial equipment	20%

Equipment:
Transportation vehicles	20%
Cars	25%
Electronic equipment	20%
Office equipment and furniture	12%
Also depreciation was calculated for assets entering into service during the financial year on the basis of the effective date the assets have been placed into use. Construction in progress is not depreciated.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
The maintenance and repair costs are capitalized on the property, plant and equipment only if they generate an effective increase in the useful life or operating functionality of the assets otherwise they are expensed to the statement of operations as incurred.
Capital leases are included in property, plant and equipment if it is reasonably expected that upon expiry of the agreement the asset will be purchased. In these cases, an offsetting debt is included in the consolidated financial statements. The asset and the corresponding debt are stated at present value, which cannot exceed the related fair value. Capital leases are depreciated based on the same basis as the assets above.
INTANGIBLE FIXED ASSETS
Intangible fixed assets are recorded at cost and amortized on a straight-line basis over the period of expected future benefit. A 20% amortization rate was applied on all of the following items:
•	costs of research, development, advertising;

•	industrial patents and rights to use intellectual property; and

•	other intangible fixed assets.
Costs incurred to prepare and design new labels and the product definition are capitalized and amortized over five years.
The item “licenses, trademarks and similar rights,” which is substantially related to the “Ruffino brand” is amortized on a straight-line basis over its expected useful life of 20 years. The amount of € 63,543 generated by the merging of the “Chianti Ruffino S.p.A.” and “Fratelli Marco e Paolo Folonari S.p.A.” companies in 2002 was allocated as “Ruffino brand”. Amortization reflects the estimated useful life of the brand which has been estimated as 20 years. Also, according to the Italian “Tax Budget Law 2006” (Law No. 266, December 23, 2005) the Company realigned the minor tax value of the brand (value zero) to the major book value at December 31, 2004 (€ 54,011).
Leasehold improvements are amortized on a straight-line basis over the period of renting.
WRITE-DOWN OF LONG-LIVED ASSETS
The Group evaluates its long-lived assets for any permanent impairment in value when appropriate. Long-lived assets (property, plant and equipment, intangible fixed assets, including goodwill, and equity investments) are written-down when there is a permanent impairment. Except for goodwill, the lower value is not maintained in subsequent financial statements if the underlying assumptions which gave rise to impairment are no longer applicable. A write-down is recognized when the recoverable value of an asset is below its net book value and, in accordance with Article 2426, paragraph 1, item 3 of the Italian Civil Code, the amount of the write-down is the difference between the recoverable value and the net book value. No impairment has been recorded in the accompanying consolidated financial statements for the years ended December 31, 2009 (unaudited), 2008 and 2007 (unaudited).

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
EMPLOYEE TERMINATION INDEMNITIES
Employee termination indemnities are determined in accordance with the relevant current laws. The amount of employee termination indemnities shown in other liabilities within the consolidated balance sheets reflects the total amount of the indemnities, net of any advances taken, that each employee of the Italian consolidated companies would be entitled to receive if termination were to occur as of the respective balance sheet dates.
PROVISIONS FOR RISKS AND CHARGES
Provisions for risks and charges are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefit will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. This provision also includes the item “agents retirement and equivalent obligations,” an accrual for the indemnities due to agents upon termination, wherein provisions are set aside in case the Company should be required to pay the agent. These accruals are estimated based on the value of the sales generated by each agent.
RESEARCH AND DEVELOPMENT COSTS
Research and development costs not associated with new products or marketing efforts are charged to the statement of operations as incurred. In 2009, 2008 and 2007, gross research and development costs charged to the statement of operations amounted to € 0 (unaudited), € 29 and € 0 (unaudited), respectively.
ADVERTISING EXPENSES
Ongoing advertising expenses not related to new products are charged to the statement of operations as incurred. Advertising expense for the years ended December 31, 2009, 2008, and 2007 was € 276 (unaudited), € 397 and € 293 (unaudited), respectively.
RECOGNITION OF REVENUES AND EXPENSES
Revenues and expenses are recorded on the accrual basis.
Revenues are recorded in the statement of operations when title of ownership passes to the customer, which is generally at the point of shipment for foreign customers and at the time the goods are consigned for Italian customers. Expenses are also recognized on an accrual basis, with amounts recognized in the statement of operations based on when the goods and or services are received, regardless of payment terms in advance or after the receipt of the goods or services.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
INCOME TAXES
Current income taxes are computed on the basis of the estimated income tax charge according to the tax laws in force in Italy; the related income tax payable is shown net of payments on account, withholding taxes and tax credits in “Taxes payable”. Any net receivable position is shown in “Other current assets”.
The Group recognizes deferred income tax assets and liabilities that are determined under the liability method. Deferred income taxes represent the tax effect of temporary differences between the tax and financial reporting bases of assets and liabilities, using enacted tax rates, and the expected future benefit of net operating loss carry-forward. The tax benefit of tax loss carry-forwards is recorded only when there is a reasonable certainty of realization.
Deferred tax assets and deferred tax liabilities are offset whenever allowed by local Italian tax laws.
No deferred taxes are established on certain equity reserves, as management’s intent is not to distribute them. Taxes would need to be provided for on these reserves if management expects to utilize or distribute them in the future.
Since 2004, Ruffino elected to file a consolidated tax return with its subsidiary. For Corporation Income Tax (IRES) purposes, articles 117 to 129 of the new Italian Income Tax Code (T.U.I.R.), allow the computation of a single aggregate taxable income/loss based on the sum of the income and/or losses of Ruffino and those subsidiaries which have elected to adopt the consolidated tax return procedure and, thus, the calculation of a single income tax balance to be paid, refunded or carried forward, under the control of Ruffino. The carry-forward of any losses of the tax group also rests with Ruffino, except for those generated before the election to file a consolidated tax return with its subsidiary. The consolidated income tax return procedure makes it possible, to recognize losses incurred in the same fiscal year to the extent that they offset income of other consolidated companies, and to compensate on a cash basis the individual receivable and payable positions of the various Group companies included in the consolidated income tax return.
DERIVATIVES
Financial derivative contracts are mainly used by the Group to hedge exposure to foreign currency exchange risks. For financial instruments used to hedge exchange rate risks, the cost (or “financial component” calculated as the difference between the spot rate at the date of entering into the contract and the forward rate) is recorded in the statement of operations based on the accrual principle over the life of the contracts in interest income or interest expense, as appropriate.
The fair values of the outstanding contracts at year-end are not reflected in the accompanying consolidated financial statements.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
USE OF ESTIMATES
The preparation of consolidated financial statements in accordance with Italian Accounting Principles requires the Group to make estimates and assumptions that affect the reported carrying amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recognized during the reporting periods. Actual results could differ from those estimated.
NOTE 3—CASH AND CASH EQUIVALENTS

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Bank and postal accounts	3,522	335
Cash on hand	26	26
Foreign currency bank accounts	3,163	4,297

	6,711	4,658

The bank accounts in currency (USD 184 and CAD 2,972) were translated at the year-end 2009 rates of 1.4406 USD to 1 Euro and 1.5128 CAD to 1 Euro, respectively, yielding a net income on exchange of € 135.
NOTE 4—ACCOUNTS RECEIVABLE
Trade accounts receivables from customers are detailed as follows:

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Italy	5,263	5,194
United States	4,850	4,572
Canada	1,349	1,084
Sweden	351	158
Japan	88	—
Rest of Euro Area	2,020	2,690

	13,921	13,698

Allowances	(357)	(359)

	13,564	13,339

There are no receivables from customers collectible beyond the next financial year. Receivables in other currencies are recorded at the year-end exchange rate.
The accounts receivable related to a customer who makes up more than 10% of the total accounts receivable balance were € 4,822 (unaudited) and € 4,221 for the fiscal years 2009 and 2008, respectively.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
NOTE 5—INVENTORIES

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Raw materials and supplies	1,262	1,036
Work-in-progress and semi-finished products	31,880	29,406
Finished products	6,565	9,405
Obsolescence reserve	(2,424)	(2,699)
Advances to suppliers	300	1,771

	37,583	38,919

Raw materials include all the assets owned by the Group used as raw and subsidiary materials in production. Packing and packaging materials plus fertilizers, anti-parasite and fungicide products are included in this item.
Work-in-progress and semi-finished products include those products that have not completed their production process at the end of the fiscal year. They are included in the inventory cost at their various stages of completion.
Finished products include stocks of company production. The cost is determined by the LIFO method on an annual basis. Interest costs are not included in inventory.
At December 31, 2009, the difference between the LIFO value of the inventory in the balance sheet and its current cost at year-end, amounts to € 7,968, of which € 5,413 was for bulk products, € 2,411 for packaged products and € 144 for raw and packaging materials.
There is also a pledge on 30,000 hectoliters of Chianti Classico in stock at the Pontassieve plant. The pledge was given to Monte dei Paschi di Siena — Banca per l’Impresa S.p.A. as a security lien for a loan, which as of December 31, 2009 have a total residual value of € 539.
NOTE 6—OTHER CURRENT ASSETS
Other current assets include the following at December 31, 2009 and 2008:

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Value Added Tax (VAT) receivables	4,777	5,095
Income tax receivables	1,044	1,556
Tax credits	—	577
Other receivables	1,404	998
Prepaid expenses	442	419

	7,667	8,645

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
The Value Added Tax (VAT) receivables relate to the amount of the VAT to be deducted from future VAT payables. The VAT represents a tax on the value of consumption. The VAT has no effect on the Company’s operating results, as payments and receipts are allowed to be netted against each other in periodic filings with the taxing authorities. VAT liabilities are generated when the Company invoices customers, and VAT receivables are generated when the Company purchases goods and services subject to VAT. The compensation tax credits of € 577 at December 31, 2008 represent the portion of the VAT receivables, which the Group can use to offset other tax payables pursuant to articles 17 and 25 of an Italian law D.Lgs. No. 241/97. At December 31, 2009 (unaudited) the Group had no compensation tax credits.
The balance as of December 31, 2009 includes an amount of € 3,000 related to a request of VAT refund filed by the Company during 2010. The “Other receivables” item includes € 578 referring to futures contracts in USD stipulated with various banks and expiring in 2010, evaluated on December 31, 2009.
Income tax receivables are comprised of residual receivables for local income taxes, net of the respective tax liabilities for the financial year.
NOTE 7—PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are summarized as follows:

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Land and buildings	12,216	12,210
Plant and machinery	22,663	22,225
Industrial and commercial equipment	5,112	4,881
Other assets	1,975	2,015
Construction in progress	8	8

	41,974	41,339
Less accumulated depreciation	(29,978)	(28,168)

	11,996	13,171

Depreciation expense was equal to € 1,997 in 2009 (unaudited), € 2,021 in 2008 and € 1,940 (unaudited) in 2007.
As of December 31, 2009, “plant and machinery” and “equipment” include an amount of € 107 (unaudited) and € 596 (unaudited), respectively (net of accumulated depreciation), related to revaluations on the basis of Italian Laws No. 576/75, 72/83 and 413/91.
As of December 31, 2008, “plant and machinery” and “equipment” include an amount of € 124 and € 638, respectively (net of accumulated depreciation), related to revaluations on the basis of Italian Laws No. 576/75, 72/83 and 413/91.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Capital leases — gross amount capitalized in plant and machinery	3,456	3,456
Less accumulated depreciation	(2,056)	(1,650)

Net amount	1,400	1,806

The capital lease obligations are as follow as of December 31, 2009 and 2008:

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Due in FY09	—	457
Due in FY10	355	355
Due in FY11	259	259

	614	1,071

NOTE 8—INTANGIBLE FIXED ASSETS

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Licenses, trademarks and similar rights	38,265	41,442
Assets under construction	4,952	6,322
Leasehold improvements and other capitalized costs	16,082	14,555
Industrial patents and concessions	70	121
R&D and advertising	22	28

	59,391	62,468

During 2002 as part of a broader corporate reorganization, the Company acquired part of its quotas held by a quotaholder. The amount paid to the quotaholder to acquire their interest, and the effect of the subsequent merger of the controlled operating companies Chianti Ruffino S.p.A. and Fratelli Marco and Paolo Folonari S.p.A. was capitalized as an intangible asset, with the value of € 63,543 allocated to the Ruffino brand. The asset, represented by the cash value paid to reacquire the Company’s quotas, is being amortized ratably over an estimated life of 20 years. The residual amount of the Ruffino brand (net of amortization) included in the caption “Licenses, trademarks and similar rights” as of December 31, 2009 and 2008 is € 38,126 (unaudited) and € 41,302, respectively.
Amortization expense was equal to € 4,244 in 2009 (unaudited), € 4,152 in 2008 and € 4,094 in 2007 (unaudited).

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
NOTE 9—FINANCIAL DEBT
Total short-term debt, excluding current portion of long-term debt, amounted to € 50,454 (unaudited) as of December 31, 2009 and to € 52,955 as of December 31, 2008 and comprised debt commitments to various banks in Italy mainly related to bank overdrafts, with interest ranging from 1.03% to 9.94% (unaudited) in 2009 and from 3.23% to 14.25% in 2008. In addition the balances as of December 31, 2009 and 2008 include € 4,000, which refer to a loan received on August 23, 2006 from M.P.F. International S.A. (the parent company), which performs the management and control activity of main group company Ruffino, at an interest rate of Euribor 3 months plus 0.6% spread. M.P.F. International S.A. not to request a restitution until the year 2014.
Interest expense during 2009, 2008 and 2007 approximated € 2,257 (unaudited), € 3,166 and € 2,819 (unaudited), respectively. No amounts were capitalized in property, plant and equipment.
Current and non-current portions of long-term debt include:
•	A loan stipulated by Ruffino S.r.l. with Monte dei Paschi di Siena — Banca per l’Impresa S.p.A. for a total of € 5,000 at a nominal annual interest rate of the Euribor rate increased by a fixed component of 1.20. As of December 31, 2009 the residual debt was equal to € 539 (unaudited) expiring within the next financial year. In order to guarantee the precise fulfillment of the obligations of returning this finance and the previous finance, a lien was made in favor of the bank over 30,000 hl of Chianti Classico at the Pontassieve estate. As of December 31, 2008 the residual debt was equal to € 1,070, of which € 1,070 was due beyond the next fiscal year.

•	A loan granted on December 4, 2003 to Ruffino S.r.l. by Centrobanca-Banca di Credito Finanziario e Mobiliare S.p.A. of € 25,000, last installment due on December 31, 2011, at an annual nominal rate of 3.5% until June 30, 2004, plus a rate equal to the arithmetical average of Euribor 6 months plus a spread of 130 points. As a security lien, a mortgage was given to Pontassieve plant in order to guarantee the debt. As of December 31, 2009 the residual debt was equal to € 8,581 (unaudited), of which € 3,523 (unaudited) is due beyond the next fiscal year. As of December 31, 2008 the residual debt was equal to € 10,208, of which € 6,924 was due beyond the next fiscal year.

•	A loan of € 5,000 granted by Banco di Brescia S.p.A. to Ruffino S.r.l. on July 19, 2006, rate Euribor 6 months plus a spread of 90 basis points, due on September 30, 2011. As of December 31, 2009, the residual debt was € 2,146 (unaudited), of which € 1,343 (unaudited) is due beyond the next financial year. As of December 31, 2008 the residual debt was equal to € 2,916, of which € 1,896 was due beyond the next fiscal year.

•	A loan granted by Centrobanca on July 29, 2008 for a total amount of € 10,000 expiring on July 31, 2018, at a nominal annual interest rate corresponding to the three-month Euribor plus a spread of 135 basis points. A mortgage was granted on the industrial estate of Pontassieve as a guarantee for the debt. As of December 31, 2009, the residual debt amounted to € 9,064 (unaudited), of which € 8,261 (unaudited) is due beyond the next fiscal year. As of December 31, 2008, the residual debt amounted to € 9,819, of which € 9,064 was due beyond the next fiscal year.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
•	A loan of € 1,800 granted on October 21, 2002 by Mediocredito INTESA-BCI to Tenimenti Ruffino S.r.l., with last installment due on September 30, 2012 and carrying an interest rate of Euribor 3 months plus a spread of 90 basis points. As a security, the Company granted a mortgage on an agricultural reserve located in the Municipality of Monteriggioni (SI) for an amount of € 3,150 by Golmat Tenimenti Agricoli S.r.l., a company belonging to the same quotaholding group of Tenimenti Ruffino S.r.l. As of December 31, 2009, the residual debt was € 635 (unaudited), of which € 424 (unaudited) is due beyond the next fiscal year. As of December 31, 2008 the residual debt was equal to € 847, of which € 636 was due beyond the next fiscal year.

•	A loan of € 1,000 granted by Banca Toscana S.p.A. on February 27, 2003 to Tenimenti Ruffino S.r.l., due on June 30, 2013 at a variable rate — Euribor 6 month rate plus a spread of 150 basis points. As of December 31, 2009 the residual debt was € 456 (unaudited), of which € 400 (unaudited) is due beyond the next fiscal year. At December 31, 2008 the residual debt was equal to € 506, of which € 405 was due beyond the next fiscal year.

•	An agricultural loan between Tenimenti Ruffino S.r.l. and Banca Cassa di Risparmio di Firenze S.p.A. of € 3,200 entered into in March 2004. The debt bears interest based on the six-month equal to one-half of the annual arithmetical average of the Euribor 6 month rate. The last installment is due on March 3, 2014. As of December 31, 2009 the residual debt was € 1,605 (unaudited), of which € 1,261 (unaudited) was beyond the next fiscal year. As a security, a mortgage was granted for a total of € 6,400 on buildings owned by Golmat Tenimenti Agricoli S.r.l., a company part of the same quotaholding group as Tenimenti Ruffino S.r.l. As of December 31, 2008 the residual debt was equal to € 1,919, of which € 1,613 was due beyond the next fiscal year.
Interest expense for 2009, 2008 and 2007 approximated € 1,042 (unaudited), € 1,553 and € 1,429 (unaudited), respectively. No interest expense was capitalized in property, plant and equipment.
As of December 31, 2009 an additional debt of € 614 (unaudited) from capital leases was recorded as a long-term debt, of which € 355 (unaudited) is due within the next year and € 259 (unaudited) due beyond the 2010 fiscal year.
As of December 31, 2008 an additional debt of € 1,071 from capital leases was recorded as a long-term debt, of which € 457 was due within 2009 and € 614 due beyond the 2009 fiscal year.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
As specified in note 1, the consolidated financial statements and related notes are prepared under the going concern assumption. As such, the company management drew up a consolidated five-year industrial plan. This plan was submitted to the banks in January 2010. This plan provides for the reduction of the current financial debt by half by 2014. This result will be achieved through operating cash flows in the above mentioned plan. As specified below, the continued support by credit institutions will be essential for implementing the plan. In order to implement the guidelines provided for in the plan, Studio Gnudi, the financial advisor appointed by the Company has developed a financial plan subject to examination by creditor banks.
The maneuver includes the following:
•	Suspension of the capital installments for 24 months and regular payment of interest at the required deadlines on the basis of the contracts in force. Postponement of the long-term capital installments to the end of the repayment schedules.

•	Reimbursement of medium-term finance to GE Capital and to Mediocredito in 13 monthly installments starting from February 14, 2012.

•	Maintaining the short-term credit lines granted by banks existing on December 31, 2009 until December 31, 2012.
Plan and financial maneuver were asserted according to art. 67 third paragraph d) RD March 16, 1942 n. 267 to evaluate the reasonableness and consistency in relation to the targets set by the Group.
Keeping in mind the fact that the financial maneuver is an essential element for the realization of the Industrial Plan and the fact that the actions taken and the actions included in the Industrial Plan are objectively purposeful, the Board of Directors believes that there are concrete possibilities of successfully signing the agreement with creditor banks, that there will be a continuity of the Company in the next years and that the objectives set for 2010, including an improvement of the profitability and financial margins vis-à-vis 2009, will be reached.
In the table below, we report the budgeted repayments beyond the next financial year should the financial plan not be approved.

Amounts in Thousands of Euros

FY 2011	6,133
FY 2012	1,862
FY 2013	1,448
FY 2014	1,273
FY 2015	5,098
FY 2016	1,169
FY 2017	1,244
FY 2018	986

19,213

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
NOTE 10—OTHER ACCRUED LIABILITIES
Other accrued liabilities are composed of the following items as of December 31, 2009 and 2008:

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Social Security contributions	556	640
Wages and salaries accruals	770	794
Board of directors compensation	—	248
Interest accruals	781	1,098
Other accruals in the ordinary course of business	670	626

	2,777	3,406

NOTE 11—OTHER LIABILITIES
Other liabilities are summarized as follows:

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Employee termination indemnities	1,511	1,655
Commission accrual	339	342
Other	96	96

	1,946	2,093

NOTE 12—EMPLOYEE TERMINATION INDEMNITIES
Under Italian labour laws and regulations all employees are entitled to an indemnity upon termination of their employment relationship for any reason. The benefit accrues to the employees on a pro-rata basis during their employment period and is based on the individuals’ salary. The vested benefit payable accrues interest, and employees can receive advances thereof in certain specified situations, as defined in the applicable labor contract regulations. Termination indemnity reflects the total amount of the indemnities, net of any advances taken, that each employee would be entitled to receive if termination were to occur as of the balance sheet date. Total expenses charged to the statement of operations were € 377 (unaudited), € 411 and € 382 (unaudited) for the years ended December 31, 2009, 2008 and 2007, respectively.

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Balance at the beginning of the year	1,655	1,701
Drawing for term. of employment and advances on sev. payments	(270)	(168)
Provisions set aside for the year	377	411
Defined contributions pension fund-employer’s contribution	(283)	(317)
Revalut. previous year severance fund	32	28

Balance at the end of the year	1,511	1,655

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
NOTE 13—QUOTAHOLDERS’ EQUITY
Quotaholders’ equity consisted of the following, based on Italian Accounting Principles:

			Retained
		Undistributed	earnings
Amounts in Thousands of Euros	Quota Capital	reserves	(deficit)	Total

Balance as of December 31, 2006 (unaudited)	1,439	44,123	5,162	50,724

Result 2007			4	4
Dividend			(2,275)	(2,275)

Balance as of December 31, 2007 (unaudited)	1,439	44,123	2,891	48,453
Result 2008			(2,221)	(2,221)
Dividend			(3,000)	(3,000)

Balance as of December 31, 2008	1,439	44,123	(2,330)	43,232
Result 2009			791	791

Balance as of December 31, 2009 (unaudited)	1,439	44,123	(1,539)	44,023

The quotaholders’ capital amounting to € 1,439 as of December 31, 2009 is comprised of three quotas as follows:
•	a quota of € 721 owned by M.P.F. International S.A.;

•	a quota of € 576 owned by CB International Finance S.A.R.L.; and

•	a quota of € 142 owned by World Beverage Company S.A.
As of December 31, 2009 and 2008 the equity reserves include the following amounts:
•	undistributed revaluation reserve of € 41,596. Pursuant to the 2006 Italian “Tax” Law No. 266 of December 23, 2005, in 2005 the Company was allowed to increase the tax basis of certain of its intangible assets (Ruffino brand) up to the value recorded in the consolidated financial statements at the end of 2005. As a result of this, the Italian law requires that, if the “equity reserve” associated with the initial step up is distributed in the future, then income taxes need to be paid on that distribution. Of the total amount of the remaining undistributed reserve of € 41,596 as at December 31, 2009 and 2008, the Company has already paid the substitution taxes on an amount of € 4,066 and therefore income taxes will need to be paid on the remaining € 37,530 in case of future distribution. Under Italian Accounting Principles, no deferred tax liabilities are required to be established if management asserts in the financial statements that no such distribution is planned;

•	statutory legal reserve of € 287; and

•	undistributed reserve of € 2,162 related to certain government grants received from the Minister of Agriculture. Income taxes need to be paid in case of distribution of such reserve. Under Italian Accounting Principles, no deferred tax liabilities are required to be established if management asserts in the financial statements that no such distribution is planned. In case of future distribution of this reserve, the Company will have to pay taxes in the amount of € 679.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
Italian laws restrict the amount of dividends that can be paid out on an annual basis. Before dividends can be paid out of net income in any year, an amount equal to 5% of such net income must be allocated to the statutory legal reserve until such reserve is at least equal to one-fifth of the par value of the issued quotas. If the capital account is reduced as a result of statutory losses, no amounts can be paid until the capital account is restored. Dividends can only be declared on the basis of the statutory equity available, which can be substantially different from the US GAAP equity reported herein. In addition to restrictions on the amount of dividends, Italian laws also prescribe the procedures required if a company’s aggregate par value falls below a certain level. The law states that if the aggregate par value is reduced by more than one third, then the quotaholders must take action, which could include a recapitalization of the company. The Company’s dividend requirements are based on the individual, stand-alone statutory financial statements, not on the consolidated financial statements as prepared herein.
NOTE 14—INCOME TAXES
The provision for income taxes consisted of the following for the years ended December 31, 2009, 2008 and 2007:

		Years ended December 31,
	2009		2007
Amounts in Thousands of Euros	(unaudited)	2008	(unaudited)

Current tax expense	813	352	2,779
Deferred tax expense (benefit)	273	132	(569)

Total income tax expense	1,086	484	2,210

Deferred tax assets are detailed as follows:

	As of December 31,
	2009
Amounts in Thousands of Euros	(unaudited)	2008

Current
Board of directors compensation	—	31
Deferred expenses	26	23
Meals, restaurants and entertainment	38	61
Inventory write-downs	510	527
Interest charges	—	86
Foreign currency losses	—	105
Provisions for risks and charges	207	207

	781	1,040

Long-term
Trademark amortization	3,104	3,048
Meals, restaurants and entertainment	20	59

	3,124	3,107

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
Deferred tax liabilities are detailed follows:

	As of December 31,
	2009	2008
Amounts in Thousands of Euros	(unaudited)

Long-term
Effect of the LIFO adjustment related to intercompany inventory	100	109
Effect of the accounting for capital lease in the consolidated financial statements	289	249
Other	33	33

	422	391

Income tax receivables amount to € 1,044 (unaudited) and € 1,556 as of December 31, 2009 and 2008, respectively. The amount is included in other current assets (see note 6).
Taxes payable are detailed as follows:

	As of December 31,
	2009	2008
Amounts in Thousands of Euros	(unaudited)

Current
Current taxes — IRAP	95	21
Current portion of substitute tax	47	62
IRPEF employees and self-emp.	303	369
Other taxes payable	343	1

	788	453

Long-term
Long-term portion of substitute tax	—	46

	—	46

The Group has net operating loss carry-forwards for € 5,575. On these NOLs the Group did not book the related deferred tax assets amounting to € 1,533 as the most significant amount of these deferred tax assets (€ 1,524) are related to the consolidated subsidiary Tenimenti Ruffino S.r.l. and they can be used to offset only the taxable income of Tenimenti Ruffino S.r.l., which may not be estimated on a reasonable basis.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
NOTE 15—COMMITMENTS AND CONTINGENCIES
The Group is a party to various legal actions. However, in the opinion of the Group’s management, although the outcome of such actions cannot be determined, such matters will not, if determined unfavorably to the Group, materially adversely affect the financial position or the results of operations of the Group, taken as a whole.
NOTE 16—SALES BY COUNTRY
Sales by individual significant country are as follows:

		Years ended December 31,
	2009		2007
Amounts in Thousands of Euros	(unaudited)	2008	(unaudited)

Italy	7,629	8,314	8,565
USA	27,059	30,812	31,823
Canada	7,287	7,448	8,296
Germany	1,227	1,295	1,015
Japan	332	737	616
Other	5,522	6,913	9,451

	49,056	55,519	59,766

One customer has revenues which constitutes 55% (unaudited), 55% and 53% (unaudited) of the total revenues for the fiscal years 2009, 2008 and 2007, respectively.
NOTE 17—OTHER INFORMATION
a) Related party transactions
The Group enters into transactions with affiliates and various related parties. The following related party transactions relate to transactions between Ruffino and its subsidiary and the Group’s affiliates as well as the members of the Board of Directors and the companies in which they hold corporate office or significant responsibility. Transactions between Ruffino S.r.l. and its subsidiary are excluded as they are eliminated on consolidation. All transactions occurred at market conditions.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
The following related party transactions are reflected in the statement of operations for the years ended December 31, 2009, 2008 and 2007 (net of VAT):

	Years ended December 31,
	2009				2007
	(unaudited)		2008		(unaudited)		Nature of
Amounts in Thousands of Euros	Sales	Expenses	Sales	Expenses	Sales	Expenses	Transactions

Related Party
Golmat Tenimenti Agricoli S.r.l.	7	1,979	8	2,838	161	2,905	A, D
Tenuta Borgo Conventi S.r.l.	48	1,156	75	1,514	21	1,271	A, D
Constellation New Zealand	21	—	—	—	—	—	D
Constellation Wines U.S.	27,114	—	30,810	34	31,819	—	D, E
Constellation Europe Limited	430	—	595	—	530	—	D
Constellation Wines Japan	273	12	392	33	408	9	D, E
Constellation Wines Australia	—	20	—	110	—	48	E
Fattoria di Poggio Casciano S.r.l.	2	316	2	315	1	315	A, B
Fattoria Poggio al Torgaio S.n.c.	—	5	—	5	—	5	A
Folonari Family	19	188	18	188	13	188	A
M.P.F. International S.A.	—	65	—	202	—	213	C
Mauser S.r.l.	2	—	2	—	1	—	B
Fattoria di Montemasso S.n.c.	—	257	—	257	—	257	A
PH Immobiliare S.r.l.	2	106	2	96	1	93	B
Perfect Harmony S.r.l.	2	—	2	—	1	—	B

Total	27,920	4,104	31,906	5,592	32,956	5,304

A —	Rent payments, purchases of raw materials, miscellaneous income

B —	Administrative expenses

C —	Financial loan and interest expenses

D —	Sales

E —	Promotional expenses

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
The following related party transactions are reflected in the consolidated assets and in the consolidated liabilities as of December 31, 2009 and 2008:

	As of December 31,
	2009
	(unaudited)		2008		Nature of
Amounts in Thousands of Euros	Receivables	Payables	Receivables	Payables	Transactions

Related Party
Fattoria di Poggio Casciano S.r.l.	8	(315)	5	(157)	A
Fattoria Poggio al Torgaio S.n.c.	—	—	—	(2)	A
Constellation Wines U.S.	4,822	—	4,221	—	D
Constellation Europe Limited	98	—	246	—	D
Constellation Wines Japan	88	—	—	—	D
Constellation Wines Australia	—	—	—	(3)	E
Famiglia Folonari	57	(16)	41	(19)	A
Golmat Tenimenti Agricoli S.r.l.	103	(1,271)	94	(1,456)	A
M.P.F. International S.A.	—	(4,541)	—	(4,476)	C
Mauser S.r.l.	13	—	10	—	B
PH Immobiliare S.r.l.	2	(34)	2	(149)	B
Perfect Harmony S.r.l.	12	—	10	—	B
Tenuta Borgo Conventi S.r.l.	130	(175)	74	(573)	A

Total	5,333	(6,352)	4,703	(6,835)

A —	Rent payments, purchases of raw materials, miscellaneous income

B —	Administrative expenses

C —	Financial loan and interest expenses

D —	Sales

E —	Promotional expenses
b) Foreign exchange contracts
The foreign exchange contracts outstanding as of December 31, 2009 and 2008 are summarized in the following table (amounts in €  or CAD or USD thousands):

		Notional
	Nominal	Amount of			Fair Value of
	Amount of	Contract in €		Fair Value of	the Contract at
	Contract in	thousand at		the Contract	December 31,
Currency of	foreign	the forward	Type of	at December	2009
Contract	currency	rate	Contract	31, 2008	(unaudited)

CAD	10,000	6,641	Forex	725	—
USD	47,000	33,112	Forex	(1,167)	—
USD	33,000	24,304	Forex	—	1,390

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
NOTE 18 — RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA
The Company’s accounting policies for financial reporting in accordance with Italian Accounting Principles differ in certain material respects from accounting principles generally accepted in the United States (“US GAAP”). Significant differences, which have an effect on Net Income (Loss) and Quotaholders’ Equity (Deficit), are described below:
(A) Reversal of the Ruffino Brand and recognition of company’s own share buy-back — During 2002, the Company bought back its entire outstanding quota from its Company’s quotaholders. For purposes of Italian Accounting Principles, the payment to the quotaholders was recognized in licenses, trademarks and similar rights, and was assigned a useful life of 20 years. The amortization of licenses, trademarks and similar rights is recognized in the statement of operations on a straight-line basis over 20 years. The Company has allocated the entire amount paid for its reacquired quotas to the “Ruffino brand”.
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 505-30 provides the framework for recognition of stock buy-backs. In accordance with FASB ASC Subtopic 505-30, the buyout of the quotaholder should be accounted for as a purchase of treasury stock to be retired, thereby reducing owners’ equity. Therefore, the opening equity under US GAAP was adjusted to account for this transaction from 2002 and the value of the Brand was eliminated and the owner’s equity was reduced accordingly. The annual amortization of the “Brand” recorded in the Italian Accounting Principles consolidated financial statements is reversed in the statement of operations under US GAAP.
Consequently, the following reconciliation includes the reduction of the equity for the amount of the “Ruffino brand” (net of accumulated amortization at the end of each year) and the increase of income (decrease of loss) relating the reversal of the amortization of the “Ruffino brand” booked to the statement of operations under Italian Accounting Principles.
(B) Accounting for start-up costs — Under Italian Accounting Principles, the Company capitalized and deferred various costs, mainly start-up and other ancillary costs such as training, R&D, advertising, etc., which are to be expensed as incurred under US GAAP.
The related intangible assets are amortized over five years for Italian Accounting Principles purposes.
The following reconciliation includes the reduction of the equity for the amount of the “intangible fixed assets” (net of accumulated amortization at the beginning of each year) and the increase of income (increase of loss) relating the reversal of the amortization of the “intangible fixed assets” booked to the statement of operations under Italian Accounting Principles. For the tax effects related to this reconciliation item refer to letter (J) below.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
(C) Derivatives — The only derivative contracts utilized by the Company are foreign exchange rate contracts that are used to hedge foreign exchange fluctuation risk on both US and Canadian currencies. For Italian Accounting Principles purposes, the changes in the fair value of the hedges are only partially recognized. For US GAAP purposes, it is necessary to designate derivative financial instruments at the time of their inception in order to qualify for hedge accounting. All the foreign exchange rate contracts outstanding as of December 31, 2009, 2008 and 2007, do not qualify for hedge accounting, and therefore their change in fair value was recognized in the statement of operations.
The following reconciliation includes the increase (reduction) of the equity relating to the recognition of an asset (liability) corresponding to the fair value of the foreign exchange rate contracts outstanding at year-end and the increase (decrease) of income (increase of loss) relating to the recognition of the change in fair value of the foreign exchange rate contracts outstanding at year-end. For the tax effects related to this reconciliation item refer to letter (J) below.
(D) Accounting for property, plant and equipment (PP&E) — There are certain differences between Italian Accounting Principles and US GAAP that relate to accounting for PP&E. Under Italian Accounting Principles, upward revaluations of PP&E are typically performed periodically, when permitted by the applicable fiscal laws. Under US GAAP, periodic revaluations of PP&E are not permitted.
Consequently, the following reconciliation includes the reduction of the equity for the amount of the revaluation of “PP&E” (net of accumulated depreciation at the end of each year) and the increase of income (decrease of loss) relating the reversal of the portion of the depreciation of the year related to the revaluation “PP&E” booked to the statement of operations under Italian Accounting Principles. For the tax effects related to this reconciliation item refer to letter (J) below.
(E) Accounting for capital leases — Under Italian Accounting Principles, the Company’s capital leases are depreciated over the useful life of the asset. Under FASB ASC Topic 840 the ability to capitalize and subsequently depreciate an asset over the useful life used by the Company for that class of asset depends on meeting certain criteria. The life of the Company’s capital lease contracts is shorter than the useful life of the assets under capital leases, which results in higher depreciation expense for US GAAP purposes.
Consequently, the following reconciliation includes the reduction of the equity for the amount of the accelerated cumulative depreciation of the capital lease assets at each year-end and the decrease of income (increase of loss) relating the higher depreciation of the year related to capital lease assets booked to the statement of operations under Italian Accounting Principles. For the tax effects related to this reconciliation item refer to letter (J) below.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
(F) Accounting for tax basis increase in intangible assets (Ruffino brand) — Pursuant to the 2006 Italian “Tax” Law No. 266 of December 23, 2005, in 2005 the Company was allowed to increase the tax basis of certain of its intangible fixed assets such as the “Ruffino brand” to match the value recorded in the consolidated financial statements under Italian Accounting Principles at the end of 2005.
This law effectively permitted a reduction of future IRES, IRAP and other taxes associated with the amortization of the increased tax basis of the intangible assets after 2008 in exchange for an accelerated payment of taxes at reduced rates (known as “substitution” tax).
As a result of this tax election, the Company accrued in the fiscal year 2005 a substitution tax liability of € 7,181 (unaudited), gross of the long-term portion of € 630 (unaudited), as a reduction of quotaholders’ equity, as permitted under Italian Accounting Principles. The substitution tax liability was fully paid as of December 31, 2008. Based on this law, the Company will have to pay income taxes in case of distribution of equity reserves equal to an amount of € 37,530, which is part of the undistributed reserves (see note 13).
Following the above mentioned tax basis increase, the “Ruffino brand” is tax deductible in 18 years starting from 2008 under Italian tax law. Therefore in the consolidated financial statements under Italian Accounting Principles the Company has booked deferred tax assets relating to the difference between the value of the “Brand” for local statutory books (which is amortized in 20 years starting from 2005) and the value of the “Brand” for tax purposes (which is amortized in 18 years starting from 2008) as of December 31, 2009 and 2008.
No deferred tax liability related to the undistributed reserves was booked in the consolidated financial statements as of December 31, 2009 and 2008 according to Italian Accounting Principles (see note 13).
Under FASB ASC Topic 740, a deferred tax asset equal to the future tax deductions to be realized should be established to reflect the economic substance behind the transaction, with the tax benefit to be recognized directly in the statement of operations during the year.
Under US GAAP the deferred tax assets as of December 31, 2009 and 2008 were increased by € 11,971 (unaudited) and € 12,969, respectively, in order to also reflect the fact that the “Ruffino brand” has not been included in the US GAAP consolidated financial statements (see letter (A) above).
In addition, as the Company is required to pay certain amounts to the government, a deferred tax liability was established limited to the net amount that would be payable in the future if the reserve is distributed. Under US GAAP deferred tax liabilities should be recognized.
As of December 31, 2009 and 2008 the deferred tax liability was equal to € 11,784 (unaudited) and € 11,784, respectively.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
Consequently, the following reconciliation includes the increase of the equity for the net deferred tax assets at each year-end and the decrease of income (increase of loss) relating the reversal of the portion of deferred tax assets related to the reversal of the amortization of the “Ruffino brand” booked in the statement of operations under Italian Accounting Principles.
(G) Capitalization of interest costs — Intangible fixed assets include assets under construction and leasehold improvements mainly related to the costs incurred by the Group for the development of vineyards and the construction of wine cellars. The Group does not have any borrowing or loan made specifically for the purpose of obtaining the qualifying assets, but it has several general borrowings for the purpose of financing both the ordinary operations and the long-term investments including the assets under construction and leasehold improvements. Interest paid on general borrowings is not capitalized under Italian Accounting Principles.
Under FASB ASC Topic 835 interest costs must be capitalized as part of the cost of acquiring or producing and making ready for use the qualifying assets.
Consequently, the following reconciliation includes the increase of the equity for the capitalization of the interest costs and the increase of income (decrease of loss) relating to the net effect of the capitalization of the interest costs and the amortization of the interest costs capitalized during prior years related to the assets put into operation. For the tax effects related to this reconciliation item refer to letter (J) below.
(H) Capitalization of rent expenses — As described at point I below, the Group has accrued certain rent expenses related to the lease of land utilized for the development of the vineyard. The rent expenses accrued were related to the portion of land which was undeveloped and unproductive as the vineyard was still under development and consequently the amount of rent paid by the Group during the first years of the lease agreement was lower than the straight-line rent.
FASB ASC Topic 840 states that rental costs incurred during and after a construction period are for the right to control the use of a leased asset during and after construction. There is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense. The rental costs shall be included in the statement of operations. However, FASB ASC Topic 840 does not require retrospective application and consequently any costs that had been capitalized prior to December 15, 2005 were not required to be expensed.
Consequently, the following reconciliation includes the increase of the equity related to the capitalization of the rent expenses incurred prior to December 15, 2005 and the decrease of income (increase of loss) for the amortization of the rent expenses capitalized during prior years before December 15, 2005 and related to the assets put into operation. For the tax effects related to this reconciliation item refer to letter (J) below.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
(I) Straight-line of operating leases with scheduled rent increases — During 2002 the Group entered into certain operating lease contracts with a related party (Golmat Tenimenti Agricoli S.r.l.) relating to the land on which the Group has developed and is developing its vineyards. Such operating lease contracts expire in 2027 and include scheduled rent increases. Under Italian Accounting Principles, rent expenses are recognized in the statement of operations as paid.
Under US GAAP all rental payments, including the escalated rents, should be recognized as rental expense on a straight-line basis in accordance with FASB ASC Topic 840 starting from the beginning of the lease term.
Consequently, the following reconciliation includes the decrease of the equity related to the recognition of the straight-line accrual and the increase of income (decrease of loss) for the portion related to the release of a portion of the straight-line accrual accounted for during prior years. For the tax effects related to this reconciliation item refer to letter (J) below.
(J) Deferred income tax effect of items B, C, D, E, G, H and I above — In the accompanying reconciliation, the effects of the recognition of deferred income taxes related to the US GAAP adjustments under the letters B, C, D, E, G, H and I above that give rise to temporary differences between the reporting basis for Italian Accounting Principles and the reporting basis for US GAAP are also reflected. The Italian statutory taxation is based on a national tax (IRES — 27.5% in 2009 (unaudited), 2008 and 2007 (unaudited) and on a Regional Tax on Productive Activities (IRAP — 3.9%). The taxable basis for the computation of IRAP is considerably different than taxable income for corporate income tax purposes, as it adds back the costs of labor, financing costs, bad debts and other miscellaneous items.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
The following table summarizes the significant adjustments to the net income (loss) which would be required if US GAAP had been applied instead of Italian Accounting Principles:

		Net Income		Net Income
		(Loss)	Net Income	(Loss)
		(unaudited)	(Loss)	(unaudited)
	Amounts in Thousands of Euros	2009	2008	2007

	Amounts as per Italian Accounting Principles	791	(2,221)	4

A	Reversal of Ruffino brand amortization	3,177	3,177	3,177
B	Accounting for start-up costs	7	(25)	9
C	Derivatives	1,205	(529)	(1,002)
D	Accounting for PP&E	59	60	63
E	Accounting for capital leases	(60)	(172)	(186)
F	Accounting for tax basis increase in intangible assets	(998)	(998)	(1,590)
G	Accounting for interest capitalization	40	134	109
H	Accounting for capitalization of rent expenses	(246)	(246)	—
I	Accounting for straight-line operating lease	233	233	138
J	Deferred income tax effect of items B, C, D, E, G, H and I	(340)	150	216

	Amounts in accordance with US GAAP	3,868	(437)	938

The following table summarizes the significant adjustments to the quotaholders’ equity which would be required if US GAAP had been applied instead of Italian Accounting Principles:

		Quotaholders’		Quotaholders’
		Equity (Deficit)	Quotaholders’	Equity (Deficit)
		(unaudited)	Equity (Deficit)	(unaudited)
	Amounts in Thousands of Euros	2009	2008	2007

	Amounts as per Italian Accounting Principles	44,023	43,232	48,454

A	Reversal of Ruffino brand and reduction of owner’s equity	(38,126)	(41,303)	(44,480)
B	Accounting for start-up costs	(22)	(29)	(4)
C	Derivatives	831	(374)	155
D	Accounting for PP&E	(704)	(762)	(822)
E	Accounting for capital leases	(945)	(885)	(712)
F	Accounting for tax basis increase in intangible assets	187	1,185	2,182
G	Accounting for interest capitalization	937	897	763
H	Accounting for capitalization of rent expenses	4,430	4,676	4,922
I	Accounting for straight-line operating lease	(4,190)	(4,423)	(4,656)
J	Deferred income tax effect of items B, C, D, E, G, H and I	(72)	269	118

	Amounts in accordance with US GAAP	6,349	2,483	5,920

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Three Years Ended December 31, 2009
The following prospect summarizes the significant balance sheet reclassification that would be required if US GAAP had been applied instead of Italian Accounting Principles:

	As of December 31,
	2009	2008	2007
Amounts in Thousands of Euros	(unaudited)		(unaudited)

Increase of property, plant and equipment, net	20,728	20,523	19,071
Decrease of intangible fixed assets, net	(20,728)	(20,523)	(19,071)
The above reclassification refers to leasehold improvements and assets under construction which under Italian Accounting Principles are classified as intangible fixed assets, whereas under US GAAP should be classified under property, plant and equipment.
The following represent other disclosures that do not result in US GAAP adjustments.
Put option to sell the majority interest in the Company — Pursuant to the joint venture agreement between the quotaholders of the Company dated December 3, 2004, the majority quotaholder (M.P.F. International S.A.) has the right to sell (put) to the minority shareholder (CB International Finance S.A.R.L.) all of its quota in the Company. This put option can be exercised through December 31, 2010. The put arrangement is based on variable pricing.
Subsequent event — On May 18, 2010 CB International Finance S.A.R.L. acquired 9.9% quotas owned by World Beverage Company S.A. Therefore, from May 18, 2010, the quotas of Ruffino are owned for 50.1% by M.P.F. International S.A. and 49.9% by CB International Finance S.A.R.L.